Exhibit 99.1

BlackSky, a Leading Real-Time Geospatial Intelligence, Imagery and Data Analytics Company, to List on

NYSE Through a Merger with Osprey Technology Acquisition Corp.

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BlackSky Holdings, Inc., a leading real-time geospatial intelligence, imagery, and data analytics company has entered into a business combination agreement with Osprey Technology Acquisition Corp. (NYSE: SFTW); the newly combined company is expected to be listed on the NYSE under the new ticker symbol “BKSY.”

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The business combination agreement is expected to provide approximately $450 million of net proceeds to the combined company, assuming no redemptions, to fund expected future growth, including a fully committed $180 million common stock PIPE with participation from leading institutional investors including Tiger Global Management, Mithril Capital (co-founded by Ajay Royan and Peter Thiel), Hedosophia, and Senator Investment Group. Additionally, Osprey’s sponsor and its affiliates are investing over $20 million in the PIPE.

•	Pro forma equity value of the merger is expected to be nearly $1.5 billion at the $10.00 per share PIPE price.

HERNDON, VA and NEW YORK, NY February 18, 2021 – BlackSky Holdings, Inc. (“BlackSky”), a leading provider of real-time geospatial intelligence and global monitoring services, and Osprey Technology Acquisition Corp. (“Osprey”) (NYSE: SFTW), a special purpose acquisition company, today announced they have entered into a definitive agreement for a business combination that would result in BlackSky becoming a publicly listed company. It is anticipated that the post-closing company, BlackSky will be listed on the NYSE with the ticker symbol “BKSY”.

Founded in 2014, BlackSky is a first mover in real-time Earth observation leveraging the innovative performance and economics of small satellite constellations to deliver high revisit global monitoring solutions. BlackSky’s Artificial Intelligence/Machine Learning powered analytics platform derives unique insights from its constellation as well as a variety of space, IoT, and terrestrial based sensors and data feeds. BlackSky monitors global events and activities providing enhanced situational awareness for commercial and government customers worldwide.

BlackSky has developed a fully integrated proprietary technology stack that includes a constellation of high-resolution small satellites that monitor global events and activities at high revisit rates, an AI and machine learning enabled software platform that tasks the constellation and translates data into actionable insights, a proprietary database that continually captures information on global changes, and an application layer that delivers on-demand solutions directly to the customer. BlackSky has also established a vertically integrated small satellite design and production capability through its LeoStella joint venture with Thales Alenia Space. BlackSky has five satellites in commercial operation and is scheduled to add an additional nine satellites to its constellation in 2021. Ultimately, BlackSky seeks to establish a constellation of 30 high resolution multi-spectral satellites capable of monitoring locations on Earth every 30 minutes, day or night.

BlackSky has established contracts with multiple government agencies in the United States and around the world. BlackSky’s pipeline of opportunities grew by $1.1 billion in the last twelve months and stands at $1.7 billion today.

“This transaction fully funds our growth plans and accelerates our vision of providing our customers with a “first-to-know” advantage. This is an important inflection point for our industry as commercial and government users demand access to real time information about the changes that matter most to them,” said Brian O’Toole, CEO of BlackSky. “With our high revisit rate constellation and our sophisticated analytics platform, BlackSky can address the market’s significant demand for real-time geospatial intelligence. We’re excited to partner with Osprey to accelerate our mission to support our customers’ critical needs.”

“We are delighted to partner with BlackSky, a first mover in a large and exciting new market,” said David DiDomenico, a Partner of JANA Partners LLC who also serves as CEO of Osprey. “The new space economy is taking off, and we believe that BlackSky’s low-cost image capture and on-demand delivery of analytics will revolutionize the way companies and governments detect and track change. BlackSky’s continuously growing, proprietary database is a valuable competitive advantage, and we believe its vertically integrated operations serve as a major point of distinction among other space analytics companies. This transaction will bring to fruition the vision of Brian and the BlackSky team.”

Jonathan Z. Cohen, Executive Chairman of Osprey, added “We are thrilled to join forces with Brian and the BlackSky team, and many of the pre-eminent investors in the new space economy. We look forward to working together to build long term value for BlackSky shareholders.”

Transaction Overview

Pursuant to the transaction, Osprey, which currently holds approximately $318 million in trust, will combine with BlackSky at an estimated pro forma enterprise value of $1.1 billion. Assuming no redemptions by Osprey’s existing public shareholders, BlackSky’s existing shareholders will hold approximately 62.6% of the fully diluted shares of common stock immediately following the closing of the business combination.

The combined company expects to receive approximately $450 million in net proceeds, assuming no redemptions by Osprey’s existing public shareholders. These cash proceeds are expected to be used to extend BlackSky’s AI/ML analytics platform, expand BlackSky’s small satellite constellation, add additional sensors and data feeds to the BlackSky network and accelerate the Company’s penetration of the commercial market.

The transaction has been unanimously approved by the Board of Directors of both Osprey and BlackSky, and is subject to the satisfaction of customary closing conditions, including the approval of Osprey’s shareholders. The transaction is expected to close in July 2021.

Additional information about the proposed business combination, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Osprey today with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov. The investor presentation can also be found on BlackSky’s website at

https://www.blacksky.com/ and Osprey’s website at https://www.osprey-technology.com/. In addition, Osprey intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

Investor Conference Call Information

BlackSky and Osprey will host a joint investor conference call to discuss the proposed transaction on February 18th, 2021 at 10:00 AM EST. In order to access the conference call, please visit https://www.osprey-technology.com/. The call may also be accessed by dialing 1-844-512-2921 and entering passcode 143620.

Advisors

Credit Suisse Securities (USA) LLC is acting as lead financial advisor and as capital markets advisor to BlackSky, and Credit Suisse Securities (USA) LLC acted as lead placement agent and Moelis & Company LLC also acted as placement agents in connection with the PIPE offering. Moelis & Company LLC is acting as lead financial advisor and Union Square Advisors LLC is acting as capital markets and strategic advisor to Osprey. PJT Partners LP is one of BlackSky’s financial advisors and a placement agent with respect to this transaction. Wilson Sonsini Goodrich & Rosati, P.C. is serving as legal advisor to BlackSky. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to Osprey. Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal advisor to Credit Suisse Securities (USA) LLC.

About BlackSky Holdings, Inc. BlackSky is a leading provider of real-time geospatial intelligence. BlackSky monitors activities and facilities worldwide by harnessing the world’s emerging sensor networks and leveraging its own satellite constellation. BlackSky processes millions of observations from space, air, environmental sensors, asset tracking sensors, Industrial IoT, and Internet-enabled narrative sources. BlackSky’s on-demand constellation of satellites can image a location multiple times throughout the day. BlackSky monitors for pattern-of-life anomalies to produce alerts and enhance situational awareness. BlackSky’s monitoring service is powered by cutting-edge compute techniques including machine learning, artificial intelligence, computer vision, and natural language processing. BlackSky’s global monitoring is available via a simple subscription and requires no IT infrastructure or setup. For more information visit www.blacksky.com

About Osprey Technology Acquisition Corp.

Osprey is a special purpose acquisition corp., or SPAC, that was established as a collaboration between investment firms HEPCO Capital Management, led by Jonathan and Edward Cohen, and JANA Partners, led by Barry Rosenstein and with its SPAC initiative led by JANA Partner David DiDomenico, who serves as Osprey’s CEO, President, and Director. Osprey was formed to consummate a transaction with one or more transformative companies that have developed innovative software delivery platforms. For more information visit www.osprey-technology.com.

Additional Information and Where to Find It

This communication relates to the proposed transactions between Osprey and BlackSky. This communication does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor will there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Osprey intends to file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (the “SEC”), which will include a document that serves as a prospectus and proxy statement of Osprey, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all Osprey stockholders. Osprey also will file other documents regarding the proposed transactions with the SEC. Before making any voting or investment decision, investors and security holders of Osprey are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transactions as they become available because they will contain important information about the proposed transactions.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Osprey through the website maintained by the SEC at www.sec.gov.

The documents filed by Osprey with the SEC also may be obtained free of charge from Osprey upon written request to 1845 Walnut Street, Suite 1111, Philadelphia, Pennsylvania 19103.

Participants in Solicitation

Osprey and BlackSky and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Osprey stockholders in connection with the proposed transactions. Osprey’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Osprey in Osprey’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 6, 2020, and in Osprey’s registration statement on Form S-4, which is expected to be filed by Osprey with the SEC in connection with the business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Osprey’s stockholders in connection with the proposed business combination is set forth in the proxy statement/prospectus on Form S-4 for the proposed business combination, which is expected to be filed by Osprey with the SEC in connection with the business combination.

A list of the names of such directors and executive officers and information regarding their interests in the transactions will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transactions between Osprey and BlackSky. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transactions may not be completed in a timely manner or at all, which may adversely affect the price of Osprey’s securities, (ii) the risk that the transactions may not be completed by Osprey’s Business Combination deadline and the potential failure to obtain an extension of the Business Combination deadline if sought by Osprey, (iii) the failure to satisfy the conditions to the consummation of the transactions, including the adoption of the Merger Agreement by the stockholders of Osprey, the satisfaction of the minimum trust account amount following redemptions by Osprey’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transactions, (v) the inability to complete the PIPE Investment, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vii) the effect of the announcement or pendency of the transactions on BlackSky’s business relationships, operating results, and business generally, (viii) risks that the proposed transactions disrupt current plans and operations of BlackSky, (ix) the outcome of any legal proceedings that may be instituted against BlackSky or against the Osprey related to the Merger Agreement or the proposed transactions, (x) the ability to maintain the listing of Osprey’s securities on a national securities exchange, (xi) changes in the competitive and regulated industries in which BlackSky operates, variations in operating performance across competitors, changes in laws and regulations affecting BlackSky’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transactions, and identify and realize additional opportunities, and (xiii) the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as COVID-19, on the proposed transactions or on the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transactions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Osprey’s registration on Form S-1 (File No. 333-234180), the registration statement on Form S-4 discussed above and other documents filed by Osprey from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Osprey and BlackSky assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Osprey nor BlackSky gives any assurance that either the Osprey or BlackSky, or the combined company, will achieve its expectations.

For BlackSky: Investor Contact:

Michael Bowen and Ryan Gardella

BlackSkyIR@icrinc.com

203-682-8299

Media Contact:

Colleen Moffitt

colleen@communiquepr.com

206-282-4923 ext. 113

206-979-4696

Phil Denning

BlackSkyPR@icrinc.com

646-277-1258

For Osprey Technology:

Investor Contact:

Jeffrey Brotman

CFO

jeff@osprey-technology.com

215-832-4161